UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934

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NEVADA GOLD HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

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NEVADA GOLD HOLDINGS, INC.
1640 Terrace Way
Walnut Creek, CA  94597

NOTICE OF CONSENT SOLICITATION

To the stockholders of Nevada Gold Holdings, Inc.:

Notice is hereby given that we are seeking the written consent of stockholders holding a majority of our outstanding common stock acting in lieu of a special meeting (the “Consent”) to authorize and approve the following proposals:

1.	An amendment of our Certificate of Incorporation to effect a one-for-fifteen (1:15) reverse stock split (the “Reverse Split”) of our common stock, $0.001 par value per share; and

2.
An amendment to our 2008 Equity Incentive Plan (the “2008 Plan”) to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2008 Plan from 266,666 (after adjustment for the Reverse Split) to 3,000,000 and to add a provision for automatic annual increases based on increases in our capitalization.

The amendment of our Certificate of Incorporation and the amendment of the 2008 Plan were approved on June 21, 2010 and July 27, 2010, respectively, by the unanimous written consent of our board of directors.

The amendment of our Certificate of Incorporation will not be effective until the Certificate of Amendment is filed with the Secretary of State of the State of Delaware.  We intend to file this document as soon as practicable after (i) receiving the required Consent, and (ii) receiving approval of the Reverse Split from FINRA.

Our Board of Directors has determined to seek approval of the two proposals described herein by majority written consent of our stockholders. The Board of Directors believes that certain large holders, members of the Board of Directors and our executive officers may consent to the two proposals, although there has been no formal request or agreement with respect to their authorization or consent.  Approximately 24,276,000 shares of our common stock are believed to be controlled by our officers, directors and 10% or greater stockholders as of August 6, 2010, the record date for such actions. We are not holding a meeting of stockholders in connection with the two proposals described herein.  The Consent Solicitation Statement on the following pages describes the matters presented to stockholders in this consent solicitation. The Board of Directors requests that you sign, date and return the consent included as Annex A to the Consent Solicitation Statement in the enclosed envelope (or submit your consent by telephone or via the internet) as soon as possible.  If you submit a properly executed written consent within 60 days of the earliest dated consent, then your stock will be voted in favor of the proposed transaction.

The date of this Consent Solicitation Statement is August 11, 2010, and it is being mailed on or about August 11, 2010, to all stockholders of record of our common stock as of the close of business on August 6, 2010. Each of the two proposals requires the consent of stockholders holding a majority of the outstanding shares of our common stock for its approval. The actions to be taken pursuant to the written consent shall be taken as soon as practicable after both (i) we receive properly executed written consents from stockholders holding a majority of the outstanding shares of our common stock as of the record date and (ii) we receive approval of the Reverse Split from FINRA.

By Order of the Board of Directors,

/s/ David Rector
David Rector
Chief Executive Officer and Director

August 11, 2010

NEVADA GOLD HOLDINGS, INC.
1640 Terrace Way
Walnut Creek, CA  94597

CONSENT SOLICITATION STATEMENT

August 11, 2010

This Consent Solicitation Statement is being furnished to stockholders of Nevada Gold Holdings, Inc., a Delaware corporation (“we” or “us”), in connection with the solicitation of stockholder consents by our Board of Directors.  We are soliciting stockholder consents in lieu of a special meeting of the stockholders to approve:  (i) the adoption of an amendment (the “Charter Amendment”) to our Certificate of Incorporation to effect a one-for-fifteen (1:15) reverse stock split of our common stock, $0.001 par value per share; and (ii) the adoption of an amendment (the “Plan Amendment”) to our 2008 Equity Incentive Plan (the “2008 Plan”) to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2008 Plan from 266,666 (after adjustment for the reverse stock split) to 3,000,000 and to add a provision for automatic annual increases based on increases in our capitalization (an “Evergreen Clause”).  Approval of each of the Charter Amendment and the Plan Amendment requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon.  There are no dissenters’ rights applicable to the Charter Amendment or the Plan Amendment.

A copy of the written consent to be executed by stockholders is annexed to this Consent Solicitation Statement as Annex A.  The form of the Certificate of Amendment to our Certificate of Incorporation to be filed in connection with the Charter Amendment is included as Exhibit A to this Consent Solicitation Statement, and the form of Amendment No. 1 to our 2008 Plan is included as Exhibit B to this Consent Solicitation Statement.

Our Board of Directors, by written consent on June 21, 2010 and July 27, 2010, has approved the Charter Amendment and the Plan Amendment, respectively, and has directed that such matters be submitted to our stockholders for approval by written consent in lieu of a special meeting.  Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the voting power that would be necessary to authorize or take such action at a meeting.

Only stockholders of record as of the close of business on August 6, 2010 (the “Record Date”) will be entitled to submit a written consent.  As of the Record Date, there were outstanding 76,430,476 shares of our common stock.  The holders of shares of our common stock on the Record Date are entitled to one vote for each share then held on each proposal that is the subject of this consent solicitation. Consents signed by the holders of a majority of the shares entitled to vote are required in order to approve the proposals set forth herein.  To be counted towards the consents required for approval of the transactions described herein, your consent must be received within 60 days of the earliest dated consent. Under Delaware law and our certificate of incorporation, the failure to timely deliver a consent will have the same effect as a vote against the proposals set forth herein.

In order to register your consent to the matters set forth herein, you should return your signed and dated written consent in the enclosed envelope.  You may also register your consent by telephone or the internet by following the instructions on Annex A.  Promptly following receipt of the requisite stockholder consents and approval of the Reverse Split from FINRA, we intend:  (a) to file a Certificate of Amendment to our Certificate of Incorporation to effect the Charter Amendment; and (b) to give effect to the Plan Amendment.  The proposed reverse stock split will become effective at the time of the filing of the Charter Amendment.

You may revoke your written consent at any time prior to the time that we have received a sufficient number of consents to approve the proposals set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective.  The revocation should be sent to us at Nevada Gold Holdings, Inc. 1640 Terrace Way, Walnut Creek, CA 94597, Attn: Chief Executive Officer.

Our Board of Directors believes that certain large holders, members of the Board of Directors, and our executive officers, may consent to the two proposals, although there has been no formal request or agreement with respect to their authorization or consent.  Approximately 24,276,000 shares of our common stock are believed to be controlled by our officers, directors and 10% or greater stockholders as of the record date.

We will pay the costs of soliciting these consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally, by facsimile, by e-mail or by other appropriate means.  Broadridge Financial Solutions, Inc. will assist in the mailing of this Consent Solicitation Statement, the collection of written consents and the tabulation of votes, but will not solicit any stockholders.  Banks, brokers, fiduciaries and other custodians and nominees who forward written consent soliciting materials to their principals will be reimbursed for their customary and reasonable out-of-pocket expenses.

Our executive offices are located at 1640 Terrace Way, Walnut Creek, CA  94597.

FREQUENTLY ASKED QUESTIONS

The following questions and answers are intended to respond to frequently asked questions concerning the actions approved by our board of directors and a majority of the persons entitled to vote.  These questions do not, and are not intended to, address all the questions that may be important to you.  You should carefully read the entire Information Statement, as well as its exhibits, annexes and the documents incorporated by reference in this Information Statement.

Q:           WHO IS ENTITLED TO CONSENT TO THE PROPOSALS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT?

A:           All stockholders of record of our common stock as of the close of business on August 6, 2010.  As of August 6, 2010, there were 76,430,476 shares of our common stock outstanding.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these consent solicitation materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or nominee to consent or to withhold consent to the proposals set forth herein.  Your broker, bank or nominee has enclosed an instruction card for you to use in directing the broker, bank or nominee regarding whether to consent or to withhold consent to the proposals set forth herein.

Q:           WILL THERE BE A MEETING OF STOCKHOLDERS TO CONSIDER THE PROPOSALS SET FORTH IN THIS CONSENT SOLICITATION STATEMENT?

A:           No. We will not hold a meeting of stockholders. We are incorporated in the State of Delaware.  Section 228 of the General Corporation Law of the State Delaware permits our stockholders to take action without a meeting if the votes represented by consents in writing, setting forth the actions so taken, represent at least a majority of the outstanding voting power.

Q:           WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS AS TO THE TWO PROPOSALS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT?

A:           Our Board of Directors recommends that stockholders CONSENT TO each of the two proposals set forth in this Consent Solicitation Statement.

Q:           WHAT IS THE REQUIRED VOTE TO APPROVE EACH OF THE TWO PROPOSALS?

A.           Because we are seeking stockholder approval by soliciting written consents, each proposal must receive a number of consents representing at least a majority of the outstanding shares of our common stock entitled to submit consents to be approved.

Q:           WHAT DO I NEED TO DO NOW TO REGISTER MY CONSENT?

A:           After carefully reading and considering the information contained in this Consent Solicitation Statement, you may consent to the proposals set forth herein by signing and dating the enclosed written consent and returning it in the enclosed envelope as soon as possible.  You may also register your consent by telephone or the internet by following the instructions on Annex A.

Q:           WHAT IF I DO NOT RETURN THE WRITTEN CONSENT?

A:           Because each proposal requires the written consents of the holders of a majority of the outstanding shares of our common stock, your failure to respond will have the same effect as a withheld consent.

Q:           CAN I VOTE AGAINST THE PROPOSALS?

A:           We are not holding a meeting of our stockholders, so there will be no “yea” or “nay” vote, as such.  However, because each proposal requires the affirmative consent of the holders of a majority of our outstanding common stock, simply not delivering an executed written consent in favor of our proposals will have the same practical effect as a vote against the proposals would have if they were being considered at a meeting of stockholders.

Q:           CAN I REVOKE MY CONSENT AFTER I HAVE DELIVERED IT?

A:           You may revoke your written consent at any time prior to the time that we receive a sufficient number of written consents to approve the proposals set forth herein.  A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective.  The revocation should be sent to us at Nevada Gold Holdings, Inc. 1640 Terrace Way, Walnut Creek, CA 94597, Attn: Chief Executive Officer.

Q:           BY WHEN MUST WE RECEIVE A SUFFICIENT NUMBER OF CONSENTS?

A:           We are requesting you to send us your written consents by August 30, 2010.  However, under Delaware law written consents will remain in effect until the date that is 60 days from earliest dated consent, and our Board of Directors may extend the deadline to receive written consents in its sole discretion.

Q:           WHAT IS THE PURPOSE OF THE CHARTER AMENDMENT?

A:           The purpose of the Charter Amendment is to effect a 1-for-15 reverse stock split of our common stock.  We believe that having fewer outstanding shares may encourage investor interest and improve the marketability and liquidity of our common stock.

Q:           HOW WILL THE REVERSE STOCK SPLIT AFFECT THE 2008 PLAN?

A:           Outstanding option awards granted under the 2008 Plan will be adjusted as a result of the Reverse Split to reduce the number of shares issuable upon exercise and to increase the exercise price per share, in each case, by a factor of 15 (i.e. proportionally to the reverse stock split).  We currently have outstanding options under the 2008 Plan to purchase an aggregate of 1,250,000 shares of our common stock at a weighted-average exercise price of approximately $0.13.  Immediately following the Reverse Split, we will have outstanding options under the 2008 Plan to purchase an aggregate of 83,333 shares of our common stock at a weighted-average exercise price of approximately $2.00.  As a result of the reverse stock split, the number of shares of our common stock that may be granted pursuant to awards under the 2008 Plan will be reduced by a factor of 15.  Since 4,000,000 shares are currently eligible for grant pursuant to awards under the 2008 Plan, such number will be reduced to 266,666 shares as a result of the reverse stock split.

Q:           WHAT IS THE PURPOSE OF THE  PLAN AMENDMENT?

A:           We maintain the 2008 Plan for several purposes, including: (i) to attract and retain qualified directors, officers  and  employees; (ii) to compensate  consultants  for  services  rendered  to  us which we could not  otherwise afford to obtain; and (iii) to provide incentives for the generation of stockholder value.  We believe that, without the Plan Amendment, there would be an insufficient number of shares eligible for grant pursuant to the 2008 Plan as a result of the reverse stock split in order to best satisfy the purposes of the 2008 Plan.  Furthermore, we believe that the Evergreen Clause is helpful in order to allow the number of shares eligible for grant pursuant to the 2008 Plan to grow proportionally with our capitalization without the expense and delay of seeking further stockholder action to approve such increases.

Q:           WHEN WILL THE REVERSE SPLIT AND PLAN AMENDMENT TAKE EFFECT?

A:           We intend to file the Charter Amendment and consummate the Reverse Split, as soon as practicable after (i) receiving the required stockholder consents, and (ii) receiving approval of the Reverse Split from FINRA.  We plan to effect the Plan Amendment immediately following the Reverse Split.  While we anticipate taking these actions on or about August 31, 2010, the timing will depend on the speed with which we receive the required stockholder consents and FINRA approval.

Q:           CAN I REQUIRE YOU TO PURCHASE MY STOCK?

A:           No.  Under the DGCL, you are not entitled to appraisal and purchase of your stock as a result of the Charter Amendment or the Plan Amendment.

Q:           WHO WILL PAY THE COSTS OF THE CHARTER AMENDMENT AND THE PLAN AMENDMENT?

A:           We will pay all of the costs of the Charter Amendment and the Plan Amendment, including distributing this Information Statement.  We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock.  We are not soliciting any proxies and will not contract for other services in connection with the shareholder action approving the Charter Amendment and the Plan Amendment.

PROPOSAL NO. 1:
AMENDMENT OF CERTIFICATE OF INCORPORATION

Our board of directors has approved an amendment to our Certificate of Incorporation to effect a one-for-fifteen (1:15) reverse stock split of our common stock (the “Reverse Split”), and has directed that such amendment be presented to our stockholders for their approval by written consent in lieu of a special meeting.

Pursuant to the Reverse Split, each fifteen shares of our common stock registered in the name of a stockholder at the effective time of the Reverse Split will be converted into one share of our common stock.  As permitted under Delaware law, shares of common stock that would be converted into less than one share in the Reverse Split will instead, at the Company’s election, either be converted into the right to receive a cash payment or be rounded up to the next whole number as described below.

Our Board of Directors has the discretion to determine if and when to effect the Reverse Split and may abandon the Reverse Split even if approved by our stockholders.  We expect to consummate the Reverse Split as soon as practicable after (i) receiving the required stockholder consents, and (ii) receiving approval of the Reverse Split from FINRA.

The Reverse Split will only become effective upon filing a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”).  The form of the proposed Certificate of Amendment to effect the Reverse Split is included as Exhibit A to this Consent Solicitation Statement.  The following discussion is qualified in its entirety by the full text of the Certificate of Amendment.

Purposes of the Reverse Stock Split

Generally, the effect of a reverse stock split is to increase the market price per share by reducing the number of outstanding shares.  A reverse stock split typically does not increase the aggregate market value of all outstanding shares.  Our Board of Directors believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our common stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Our Board of Directors believes that the anticipated higher market price resulting from a Reverse Split may reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.  Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Our Board of Directors also believes that the Reverse Split will afford the Company additional flexibility in consummating potential future financing and/or strategic transactions without the need for further shareholder approval.  One consequence of the Reverse Split will be an increase in the ratio of the number of shares of our common stock that are authorized but unissued to the number of shares that are issued and outstanding.  This will enable our Board of Directors to issue a greater multiple of our currently outstanding common stock without seeking stockholder approval to increase the total number of authorized shares.

Potential Risks of the Reverse Stock Split

Following the Reverse Split, there can be no assurance that the bid price of our common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from such Reverse Split.  In other words, there can be no assurance that the post-split market price of our Common Stock would be fifteen times the pre-split market price.  Accordingly, the total market capitalization of our common stock after the proposed Reverse Split may be lower than the total market capitalization before the proposed Reverse Split.

Additionally, the liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the Reverse Split. Although our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by any increased investor interest in our common stock resulting from a higher per share price.

Principal Effects of a Reverse Stock Split

Common Stock

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  We do not expect the Reverse Split to affect the registration of our common stock under the Exchange Act.  Our common stock is currently quoted on the OTC Bulletin Board, and the Reverse Split will not be implemented until we receive the requisite approval from FINRA.

After the effective date of the Reverse Split, each stockholder will own fewer shares of our common stock. However, the Reverse Split will generally affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the Reverse Split results in any of our stockholders receiving cash (or whole shares) in lieu of fractional shares as described below.  Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Split other than as a result of the payment of cash (or rounding up) in lieu of issuing fractional shares.  Further, the number of stockholders of record will not be affected by a Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split, as discussed below.

The Reverse Split may result in some stockholders owning “odd-lots” of fewer than 100 shares of our common stock.  Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares. The Reverse Split would not change the number of authorized shares of our common stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

These additional shares of common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our common stock for such purposes.

These proposals have been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of our common stock that would become available for issuance following the Reverse Split could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.  For example, without further stockholder approval, our Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Our Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control, and the proposal was not adopted to thwart any such efforts.

The following table depicts the prospective effects of the Reverse Split on the number of shares of our common stock outstanding, the number of shares of our common stock reserved for future issuance and the number of authorized but unissued and unreserved shares of our common stock that would be available for issuance after the Reverse Split. As discussed above, the number of shares of our common stock authorized for issuance under our Certificate of Incorporation would remain unaffected by the Reverse Split.

	Common Stock Outstanding (1)	Shares Reserved for Issuance (2)	Shares Available for Issuance (3)
Prior to the Reverse Split	72,910,476	4,000,000	223,089,524
Pro-forma the Reverse Split	4,860,698	266,667	294,872,635

(1)	Does not give effect to any changes resulting from the payment of cash or rounding up to the nearest whole share in lieu of issuing fractional shares pursuant to the Reverse Split.

(2)
Represents the total number of shares of common stock reserved for issuance pursuant to stock option plans. The figure pro-forma the Reverse Split does not adjust for the Plan Amendment, which will be effective upon consummation of the Reverse Split if approved by stockholders.  Does not include securities issuable upon conversion of a 10% Secured Convertible Promissory Note of the Company due May 14, 2011 (the “New Note”), which is mandatorily convertible into the securities or instruments issued by the Company in any securities offering or other financing resulting in gross cash proceeds to the Company in excess of $500,000.  Other than the New Note, The Company has no outstanding warrants or convertible debt.

(3)
Represents the total number of shares of authorized Common Stock that will be neither outstanding nor reserved for issuance, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.  Also, adjusts for the increase in the number of shares reserved for issuance in connection with awards granted pursuant to the 2008 Plan that will be effective upon consummation of the Reverse Split.

Options and Warrants

We currently have no outstanding warrants to purchase shares of our common stock.  We currently have outstanding options under the 2008 Plan to purchase an aggregate of 1,250,000 shares of our common stock at a weighted-average exercise price of approximately $0.13.  Immediately following the Reverse Split, such options will be exercisable to purchase an aggregate of 83,333 shares of our common stock at a weighted-average exercise price of approximately $2.00.  The number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the Reverse Split.  However, if our stockholders also approve the Plan Amendment described in Proposal 2, then the number of shares reserved for issuance pursuant to the 2008 Plan will be increased to 3,000,000 after giving effect to the Reverse Split (and, pursuant to the Evergreen Clause, such number may be automatically increased annually based on increases in our capitalization).

Fractional Shares

No fractional shares of our Common Stock will be issued as a result of the Reverse Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by fifteen, upon surrender to the exchange agent of the certificates representing such fractional shares, shall be entitled to receive cash in an amount equal to the fair market value of any such fractional shares (or, at our discretion, be rounded up to a whole share) as described below.

In lieu of issuing fractional shares, we may either: (i) directly pay each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our common stock, as quoted on the OTC Bulletin Board the day after the Reverse Split becomes effective, multiplied by the fractional share amount; (ii) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder its ratable portion of the sale proceeds; or (iii) elect to round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

Once we receive the requisite stockholder approval and approval of FINRA, we intend to file an amendment to our Certificate of Incorporation with the Delaware Secretary of State, and the Reverse Split will become effective at the time specified in such Certificate of Amendment, which we refer to as the effective date.

As of the effective date of the Reverse Split, each certificate representing shares of our common stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the Reverse Split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange.  All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent, Continental Stock Transfer & Trust Company, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities exercisable for our common stock would be notified of the effectiveness of the Reverse Split.  Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Split.  Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares.  No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares resulting from the Reverse Split.  Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters' Rights

In connection with the approval of the Reverse Split, you and our other stockholders will not have a right to dissent and obtain payment for their shares under the DGCL or our Certificate of Incorporation or By-laws.

Tax Consequences

The following discussion sets forth the material United States federal income tax consequences that management believes will apply to us and our stockholders who are United States holders at the effective time of the Reverse Split.  This discussion does not address the tax consequences of transactions effectuated prior to or after the Reverse Split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock.  Furthermore, no foreign, state or local tax considerations are addressed herein.  For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon his or her exchange of pre- Reverse Split shares for post- Reverse Split shares. The aggregate tax basis of the post- Reverse Split shares received in the Reverse Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre- Reverse Split shares exchanged therefor.  The stockholder’s holding period for the post- Reverse Split shares will include the period during which the stockholder held the pre- Reverse Split shares surrendered in the Reverse Split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in the Reverse Split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The stockholder will then be deemed to have sold that fractional share back to us for the cash actually received.  The receipt of cash in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share.  Gain or loss will generally be a capital gain or loss.  Capital gain of a noncorporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year.  Deduction of capital losses are subject to limitation.

We should not recognize any gain or loss as a result of the Reverse Split.

Financial Information

Our audited consolidated financial statements and accompanying notes filed with our Annual Report (our “Annual Report”) on Form 10-K for the year ended December 31, 2009, as amended, are incorporated herein by reference.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q (our “Quarterly Report”) for the period ended March 31, 2010, are incorporated herein by reference.

Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part II of our Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

We are not calling a meeting of our stockholders, and we do not expect representatives of GBH CPAs, our independent registered public accounting firm, to be available to respond to questions in connection with our solicitation of written consents of stockholders relating to the Charter Amendment and the Plan Amendment.

Recommendation of the Board of Directors

Our Board of Directors recommends that you CONSENT TO Proposal 1, the amendment to our Certificate of Incorporation to effect a one-for-fifteen (1:15) reverse stock split.

PROPOSAL NO. 2:
AMENDMENT TO 2008 EQUITY INCENTIVE PLAN

Our Board of Directors adopted our 2008 Equity Incentive Plan (the “2008 Plan”) on December 30, 2008.  The total number of shares of common stock reserved for issuance pursuant to awards granted under the 2008 Plan is currently 4,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change.  If and when the proposed Reverse Split is consummated, the number of shares of common stock reserved under the 2008 Plan will be reduced to 266,667.  To date, we have granted non-qualified stock options to purchase an aggregate of 1,250,000 shares of our common stock under the 2008 Plan at a weighted-average exercise price of $0.1334 per share.  As a result of the Reverse Split, such options would be adjusted so that they are exercisable, in the aggregate, for 83,333 shares of our common stock at a weighted-average exercise price of $2.001 per share.  If an award granted under the 2008 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2008 Plan.

Description of the 2008 Plan

The 2008 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

•
Options granted under the 2008 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The administrator of the 2008 Plan may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2008 Plan authorizes the granting of stock awards. The administrator of the 2008 Plan will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

The 2008 Plan is presently administered by our board of directors, which selects the eligible persons to whom awards shall be granted, determines the terms and provisions applicable to each award, interprets the provisions of the 2008 Plan and, subject to certain limitations, may amend the 2008 Plan.  Each award granted under the 2008 Plan shall be evidenced by a written agreement between us and the award recipient. Incentive Options may also be granted to our employees.  All other awards may be granted to employees, non-employee directors and consultants.

The exercise price for Incentive Stock Options granted under the 2008 Plan may not be less than the fair market value of our common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of our common stock on the date the option is granted.  The exercise price for Nonstatutory Stock Options is determined by the administrator of the 2008 Plan.  Incentive Stock Options granted under the 2008 Plan have a maximum term of ten years, unless issued to an employee who is also a 10% stockholder, in which case the maximum term is five years.  The term of Nonstatutory Stock Options is determined by the administrator of the 2008 Plan at the time of grant and may not exceed ten years.  Options granted under the Plan are not transferable, except by will and the laws of descent and distribution.

Description of the Plan Amendment

Our board of directors has approved an amendment (the “Plan Amendment”) to our 2008 Plan to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2008 Plan from 266,666 (after adjustment for the Reverse Split) to 3,000,000 and to add a provision for automatic annual increases based on increases in our capitalization (an “Evergreen Clause”), and has directed that such Plan Amendment be presented to our stockholders for their approval by written consent in lieu of a special meeting.  Unless otherwise determined by the Board, at the beginning of each fiscal year beginning with the 2011 fiscal year, the Evergreen Clause will operate to automatically increase the number of shares subject to issuance pursuant to awards granted under the 2008 Plan to an amount equal to 5% of the number of outstanding shares of Common Stock, together with all shares of Common Stock issuable upon conversion of convertible debt and equity securities (including interest accrued thereon), and all shares of Common Stock issuable upon exercise of options, warrants or other rights (excluding options issued under the 2008 Plan) having an exercise price equal to or less than the Fair Market Value (as defined in the 2008 Plan) at the time of measurement on the last day of the immediately preceding fiscal year.

Our board of directors believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to our future success by further aligning the interests of such key persons with those of our stockholders.  Additionally, our overall compensation philosophy places significant emphasis on equity compensation to reward, incentivize and retain management and key employees while conserving cash.  In addition, the 2008 Plan enables us to compensate consultants for services rendered to us which we could not otherwise afford to obtain.

We believe that, without the Plan Amendment, after the Reverse Split there would be an insufficient number of shares eligible for grant pursuant to the 2008 Plan in order to best satisfy the purposes of the 2008 Plan.  Furthermore, we believe that the Evergreen Clause is helpful in order to allow the number of shares eligible for grant pursuant to the 2008 Plan to grow proportionally with our capitalization without the expense and delay of seeking further stockholder action to approve such increases.

Executive Compensation

The following table sets forth information concerning the total compensation paid or accrued by us during the last three fiscal years ended December 31, 2009, to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2009; (ii) all individuals that served as our principal financial officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2009; and (iii) all individuals that served as executive officers of ours at any time during the fiscal year ended December 31, 2009, that received annual compensation during the fiscal year ended December 31, 2009, in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compensation ($)	Total ($)
David Rector	2009	$12,000	—	—	$16,231	—	—	—	$28,231
CEO, President, CFO,	2008	—	—		—	—	—	—	—
Secretary, Treasurer, and Director(1)	2007	—	—

David Mathewson(2)	2009	$15,000							$15,000
Geological Advisor	2008
and Director	2007

(1)
Mr. Rector was our sole officer and director until December 31, 2008, when he resigned all positions with the Company; on November 5, 2009, he became our Chief Executive Officer, President, Secretary and director.

(2)	Mr. Mathewson became our sole officer and director on December 31, 2008; he resigned his officer positions on November 5, 2009.

On November 5, 2009, our Board of Directors granted under our 2008 Plan to David Rector, in connection with his appointment as our Chief Executive Officer, President, Secretary and director, incentive stock options to purchase 1,000,000 shares of Common Stock at a purchase price of $0.135 per share (the closing bid price quoted on the OTCBB on the date of grant), vesting 100% on December 31, 2010, and expiring November 4, 2014.

On November 16, 2009, our Board of Directors granted under our 2008 Plan to John N. Braca, in connection with his appointment as our director, non-qualified stock options to purchase 250,000 shares of Common Stock at a purchase price of $0.127 per share (the closing bid price quoted on the OTCBB on the date of grant), vesting 100% on December 31, 2010, and expiring November 15, 2014.

Except as described above, we have not issued any stock options, nor have we maintained any stock option or other incentive plans other than our 2008 Plan.  We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Employment Agreements with Executive Officers

We entered into an employment agreement effective as of January 1, 2009 (the “Effective Date”) with David Mathewson, pursuant to which Mr. Mathewson served as our Chief Executive Officer, President and Chief Geologist.  The term of the employment agreement commenced on the Effective Date and was to end on the first anniversary of the Effective Date, unless sooner terminated as provided in employment agreement (the “Term”); thereafter, the Term would have automatically renewed for successive periods of one year, unless either party gave to the other at least thirty (30) days’ prior written notice of their intention not to renew the employment agreement prior to the end of the Term or the then applicable renewal Term, as the case may be.  Pursuant to the employment agreement, Mr. Mathewson’s annual base salary was $120,000;  provided, however, that for the first year of the term, the base salary was $105,000 per annum, with $5,000 payable for the months of January, February and March of 2009, and $10,000 payable for each of the remaining months of 2009.  Mr. Mathewson received a total of $15,000 in salary in 2009.  The employment agreement contained no provisions relating to a bonus.

The Board of Directors would have determined whether and to what extent Mr. Mathewson would participate in any stock or option plan of the Company. During the Term, Mr. Mathewson was entitled to participate in the Company’s insurance programs and any ERISA benefit plans that may be adopted.

Mr. Mathewson was entitled to receive reimbursement of all expenses reasonably incurred by him in performing his services, including all travel and living expenses while away from home on business or incurred at the specific request or direction of the Company. The Company advanced to Mr. Mathewson, on a fully accountable basis, an allowance for reimbursable expenses of $5,000 per month (or, if reimbursable expenses for the prior month did not equal or exceed $5,000, then an amount equal to $5,000 less the unused portion of the prior month’s advance).

The Company was to grant Mr. Mathewson a 1% net smelter return royalty (“NSR”) for all prospects generated by him that were acquired by staking for the Company. The Company was to grant Mr. Mathewson a ½% percent NSR for all prospects generated by him that are subsequently leased by the Company, exclusive of the “Tempo” property, provided that (i) such lease carries a total maximum NSR of 4% percent (inclusive of the ½% percent NSR to Mr. Mathewson), and (ii) such lease does not adjoin a claim from which Mr. Mathewson is otherwise entitled to receive participation in an NSR. The Company was to have the right to purchase all of such ½% percent NSRs respecting leased prospects in the aggregate at any time for $500,000.

On November 5, 2009, the Company and Mathewson agreed to terminate the employment agreement, and Mr. Mathewson resigned as Chief Executive Officer, President, Secretary, Treasurer and Chief Geologist of the Company.  Mr. Mathewson waived the right to receive any base salary accrued to the termination date but not yet paid. The Company is not obligated to pay Mr. Mathewson any severance.  No NSRs have accrued under the agreement, and the Company is not obligated to grant any NSRs to Mr. Mathewson.  Mr. Mathewson agreed that he will not, directly or indirectly, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to any business, firm, corporation, partnership, association, joint venture or other entity that engages in or conducts the business of gold exploration, anywhere within the Tempo property located in Lander County, Nevada, or within two miles of the current outside boundary of the Tempo property, for a period of three years or for as long as the Company maintains ownership control or a participatory involvement in the Tempo property (whichever is longer), or unless otherwise agreed upon by the Company’s Board of Directors.  Mr. Mathewson also surrendered to the Company, without payment therefor, two million (2,000,000) shares of the Company’s Common Stock, which were cancelled and returned to authorized but unissued shares.

Director Compensation

Directors are elected by the vote of a majority in interest of the holders of voting stock and hold office until the expiration of the term for which they are elected and until successors  are qualified and elected.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business.  The directors must be present at the meeting to constitute a quorum.  However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

At this time directors do not receive compensation for their services.

No Dissenters' Rights

Under the DGCL, our Certificate of Incorporation and our By-laws, holders of our voting securities are not entitled to dissenters' rights in connection with the approval of the Plan Amendment.

Recommendation of the Board of Directors

Our Board of Directors recommends that you CONSENT TO Proposal 2, the amendment to our 2008 Equity Incentive Plan to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2008 Plan from 266,666 (after adjustment for the Reverse Split) to 3,000,000 and to add an Evergreen Clause.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock known by us as of July 27, 2010:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o Nevada Gold Holdings, Inc., 1640 Terrace Way, Walnut Creek, CA  94597.

Title of Class:  Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (2)
David C. Mathewson 1265 Mesa Drive Fernley, NV 89408	24,276,000		31.8%

David Rector	0	(3)	*

John N. Braca	0	(4)	*

All directors and executive officers as a group (3 persons)	24,276,000		31.8%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes having or sharing voting or investment power with respect to securities.  Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of July 27, 2010, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.  Shares beneficially owned have not been adjusted to reflect the planned Reverse Split.

(2)	Percentages based upon 76,430,476 shares of common stock outstanding as of July 27, 2010.

(3)	Does not include 1,000,000 shares of common stock issuable upon the exercise of options granted under the 2008 Plan, which will fully vest on December 31, 2010.

(4)	Does not include 250,000 shares of common stock issuable upon the exercise of option granted under the 2008 Plan, which will fully vest on December 31, 2010.

STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for our next annual meeting is a reasonable time before we begin to print and send our proxy materials.  Such proposals must comply with our By-Laws and the requirements of Regulation 14A of the Exchange Act.  To be properly submitted, the proposal must be received at our principal executive offices, Nevada Gold Holdings, Inc., 1640 Terrace Way, Walnut Creek, CA 94597, no later than the deadline.  In order to avoid controversy, stockholders should submit any proposals by means, including electronic means, which permit them to prove the date of delivery.

In addition, Rule 14a-4 of the Exchange Act governs the use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in a proxy statement. With respect to our next annual meeting of stockholders, if we do receive notice of a stockholder proposal a reasonable time before we send our proxy materials for such annual meeting, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

We will, in a timely manner, inform the stockholders of the planned date of our next annual meeting and the effect of such date on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q, or if that is impracticable, then by any means reasonably calculated to inform the stockholders.

Incorporation of Certain Information by Reference

We are incorporating the following information into this Information Statement by reference:

•	Our audited consolidated financial statements and accompanying notes filed with our Annual Report;

•	Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report;

•	Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 12 of Part III of our Annual Report “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”; and

•	Item 2 of Part II of our Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We shall provide a copy of our Annual Report and Quarterly Report, without charge, to each person to whom a Consent Solicitation Statement is delivered, upon written or oral request of such person delivered to us at Nevada Gold Holdings, Inc., 1640 Terrace Way, Walnut Creek, CA 94597, Attn: Chief Executive Officer, telephone:  (925) 930-0100.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports.  This means that only one copy of this Consent Solicitation Statement may have been sent to multiple stockholders residing at the same household.  If you would like to obtain an additional copy of this Consent Solicitation Statement, please contact us at Nevada Gold Holdings, Inc., 1640 Terrace Way, Walnut Creek, CA 94597, Attn: Chief Executive Officer.  If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

Where You Can Find More Information

We are required to comply with the reporting requirements of the Securities Exchange Act.  For further information about us, you may refer to our Annual Report and our Quarterly Report, copies of which are enclosed herewith.

You can review these filings at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  These filings are also available electronically on the World Wide Web at http://www.sec.gov.

August 11, 2010
By Order of the Board of Directors

/s/ David Rector
David Rector
Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
NEVADA GOLD HOLDINGS, INC.
Under Section 242 of the Delaware General Corporation Law

NEVADA GOLD HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

FIRST:                  That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as amended to date (the “Amendment”), and declaring that such Amendment is advisable and that such Amendment should be submitted to the stockholders of the Corporation for approval.  The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Corporation be amended to add the following paragraph to the end thereof:

Reverse Stock Split.  Each fifteen (15) of the issued and outstanding shares of Common Stock as of the time this amendment becomes effective (the ‘‘Split Effective Time’’), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall either:  (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the Split Effective Time); or (b) round such fraction up to the next whole integer.  Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ‘‘Old Certificate’’) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ‘‘New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are exchangeable.  From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates and, to the extent the Corporation so elects, cash pursuant to the provisions hereof.  The amount of capital represented by the new shares in the aggregate at the Split Effective Time shall be adjusted by the transfer of One Tenth of One Cent ($0.001) from the capital account of the Common Stock to the additional paid in capital account for each share of Common Stock fewer outstanding immediately following the Reverse Split than immediately prior to the Reverse Split, such transfer to be made at the Split Effective Time.

A-1

SECOND:             Thereafter, pursuant to resolutions of the Corporation’s Board of Directors, the Amendment was submitted to the stockholders of the Corporation for approval by written consent of Stockholders in lieu of a meeting, and Stockholders holding the necessary number of shares as required by statute consented in writing to the Amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                Said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by __________, its ______________, as of this __ day of ___________, 2010.

NEVADA GOLD HOLDINGS, INC.

By:
Name: David Rector
Title: Chief Executive Officer

A-2

EXHIBIT B

AMENDMENT NO. 1 TO
NEVADA GOLD HOLDINGS, INC.
2008 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Nevada Gold Holdings, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) is made effective immediately following the effective time of the Company’s contemplated one-for-fifteen reverse stock split of the Common Stock (the “Reverse Split”).  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the 2008 Plan.

WHEREAS, the Company’s Board of Directors has approved, and stockholders holding a majority of the Company’s Common Stock have approved the Reverse Split; and

WHEREAS, the Company is planning to effect the Reverse Split as soon as practicable following satisfaction of certain regulatory requirements; and

WHEREAS, upon consummation of the Reverse Split, pursuant to Section 14 of the 2008 Plan, the maximum aggregate number of shares of Common Stock with respect to which awards may be granted under the 2008 Plan (the “Plan Maximum”) will be reduced from 4,000,000 shares to 266,666 shares; and

WHEREAS, the Board of Directors and the stockholders of the Company have determined to increase the Plan Maximum by amending Section 3 of the 2008 Plan, effective immediately following the effective time of the Reverse Split.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby amends the 2008 Plan as follows:

1.	Section 3(a) of the 2008 Plan is amended to read as follows:

(a)	Share Reserve and Automatic Increases.

(i)
Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 3,000,000 Shares.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(ii)
The number of Shares available for issuance under the Plan (the “Floating Maximum”) will be increased on the first day of each Fiscal Year beginning with the 2011 Fiscal Year, in an amount equal to the lesser of (i) the difference between 5% of the number of Diluted Shares (as defined below) on the last day of the immediately preceding Fiscal Year and the maximum aggregate number of Shares subject to the Plan on the last day of the immediately preceding Fiscal Year, or (ii) such other number of Shares as is determined by the Board.  As used herein, “Diluted Shares” means the outstanding Shares, together with all Shares issuable upon conversion of convertible debt and equity securities (including interest accrued thereon), and all Shares issuable upon exercise of options warrants or other rights (excluding options issued under the Plan) having an exercise price equal to or less than the Fair Market Value at the time of measurement.  The maximum number of shares of common stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is the lesser of (A) the Floating Maximum, and (B) 15,000,000 Shares.

B-1

2.	All of the other terms of the 2008 Plan continue with full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the Company as of the date first above written.
NEVADA GOLD HOLDINGS, INC.

By:
Name: David Rector
Title: Chief Executive Officer

B-2

ANNEX A

WRITTEN CONSENT OF STOCKHOLDERS OF
NEVADA GOLD HOLDINGS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, being a stockholder of record of Nevada Gold Holdings, Inc. (the “Company”) as of August 6, 2010 hereby takes the following action, pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, pursuant to Section 228 of Title 8 of the Delaware Code, to the two proposals set forth below, as the same are described in the Company’s Consent Solicitation Statement on Schedule 14A, dated August 11, 2010, without a meeting.

(Place an “X” in the appropriate boxes)

The Board of Directors recommends that Stockholders CONSENT to the following proposals:

Proposal 1.	an amendment to the Company’s Certificate of Incorporation to effect a one-for-fifteen (1:15) reverse stock split (the “Reverse Split”) of the Common Stock; and
Proposal 2.
an amendment to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to increase the total number of shares of Common Stock that may be granted pursuant to awards under such 2008 Plan from 266,666 (after adjustment for the Reverse Split) to 3,000,000 and to add a provision for annual increases based on increases in our capitalization.

Proposal 1
RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Corporation be amended to add the following paragraph to the end thereof (the “Amendment”):

Reverse Stock Split.  Each fifteen (15) of the issued and outstanding shares of Common Stock as of the time the certificate containing this amendment becomes effective (the ‘‘Split Effective Time’’), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation, at its discretion, shall either:  (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the Split Effective Time); or (b) round such fraction up to the next whole integer.  Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ‘‘Old Certificate’’) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ‘‘New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are combined and converted.  From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates as aforesaid and, to the extent the Corporation so elects, cash pursuant to the provisions hereof.  The amount of capital represented by the shares of Common Stock outstanding in the aggregate immediately after the Split Effective Time shall be adjusted by the transfer of One Tenth of One Cent ($0.001) from the capital account of the Common Stock to the additional paid in capital account for each share of Common Stock fewer outstanding immediately following the Reverse Split than immediately prior to the Reverse Split, such transfer to be made at the Split Effective Time.

; and be it further

RESOLVED, that the Certificate of Amendment (the “Charter Amendment”) of the Certificate of Incorporation of the Corporation attached as Exhibit A to the Corporation’s Consent Solicitation Statement dated August 11, 2010 (the “Consent Solicitation Statement”) be, and it hereby is, authorized, approved and adopted in all respects.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

Proposal 2

RESOLVED, that an increase in the maximum aggregate number of shares of Common Stock with respect to which awards may be granted under the 2008 Plan, effective upon consummation of the Reverse Split, to 3,000,000 after giving effect to the Reverse Split be, and it hereby is, authorized and approved; and be it further

RESOLVED, that the addition of a provision automatically increasing the number of shares of Common Stock with respect to which awards may be granted under the 2008 Plan at the beginning of each fiscal year beginning with the 2011 fiscal year, in an amount equal to the lesser of (i) the difference between (A) 5% of the number of outstanding shares of Common Stock, together with all shares of Common Stock issuable upon conversion of convertible debt and equity securities (including interest accrued thereon), and all shares of Common Stock issuable upon exercise of options, warrants or other rights (excluding options issued under the 2008 Plan) having an exercise price equal to or less than the Fair Market Value (as defined in the 2008 Plan) at the time of measurement on the last day of the immediately preceding fiscal year and (B) the maximum aggregate number of shares of Common Stock subject to the 2008 Plan on the last day of the immediately preceding fiscal year, or (ii) such other number of shares of Common Stock as is determined by the Board; and be it further

RESOLVED, that the Amendment to the 2008 Plan attached as Exhibit B to the Consent Solicitation Statement be, and it hereby is, authorized, approved and adopted in all respects.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

INSTRUCTIONS: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE APPROVAL OF EACH PROPOSAL, CHECK THE APPROPRIATE BOX ABOVE. IF NO BOX IS MARKED ABOVE WITH RESPECT TO EACH PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

MAIL: PLEASE DATE, SIGN AND MAIL THIS CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.

TELEPHONE:  Call toll-free 1-800-454-8683 and follow the instructions. We recommend that you have your consent card available when you call.

INTERNET:  Access “www.proxyvote.com” and follow the on-screen instructions.  We recommend that you have your consent card available when you access the web page.

Dated: ______________, 2010

[print name of record stockholder as set forth on stock certificate]	[signature of record stockholder or person authorized to sign on behalf of record stockholder]

[title or authority of authorized person, if applicable]	[signature, if held jointly]

If an individual, please sign exactly as the name appears on the certificate representing your shares of Common Stock. If a corporation, partnership, trust, limited liability company or other entity, please identify the entity as the name appears on the certificate representing your shares of Common Stock, cause an authorized person to sign on behalf of the entity, and clearly identify the title of such authorized person. This Written Consent of Stockholders shall vote all shares to which the signatory is entitled. This Written Consent of Stockholders, together with all written consents in substantially the same form, shall be treated as a single consent of stockholders